Exhibit 99.1
ADM Reports Second Quarter Earnings per Share of $1.70,
$1.89 on an Adjusted Basis

•Net earnings of $0.9 billion, adjusted net earnings of $1.0 billion
•Trailing four-quarter average adjusted ROIC of 13.8%
•Repurchased $1 billion of shares through first half of 2023

CHICAGO, July 25, 2023—ADM (NYSE: ADM) today reported financial results for the quarter ended June 30, 2023.

“Through our second quarter results, ADM has once again shown that the diversity of our business portfolio and our integrated value chain have enabled our team to consistently deliver excellent results, even in very dynamic market conditions. Our pursuit of trend-based innovation and our relentless focus on driving efficiencies across the enterprise continue to create value for our customers and shareholders,” said Chairman and CEO Juan Luciano.

“Ag Services & Oilseeds leveraged recent investments in infrastructure and operations to achieve record origination volumes in Brazil, while Carbohydrate Solutions delivered excellent results across global starches and sweeteners. Nutrition achieved strong results in Flavors and drove continued expansion of the customer base and opportunity pipeline, while actively addressing softer demand within other parts of the segment. We continued to make progress advancing our strategic initiatives connected to decarbonization, which are helping us build additional earnings power and growth for ADM. Based on our strong first-half results, increased confidence in second-half performance, and our team’s demonstrated ability to execute, we are raising our earnings expectations for full-year 2023.”

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Second Quarter 2023 Highlights

(Amounts in millions except per share amounts)	2023	2022
Earnings per share (as reported)	$1.70	$2.18
Adjusted earnings per share[1]	$1.89	$2.15

Segment operating profit	$1,525	$1,840
Adjusted segment operating profit (loss)[1]	$1,628	$1,849
Ag Services and Oilseeds	1,054	1,119
Carbohydrate Solutions	303	473
Nutrition	185	239
Other Business	86	18

•Q2 2023 EPS as reported of $1.70 includes a $0.17 per share charge related to impairments, restructuring, and a contingency loss provision related to import duties; a $0.02 per share gain on the sale of certain assets; and a $0.04 per share tax expense related to certain discrete items. Adjusted EPS, which excludes these items, was $1.89.1

1 Non-GAAP financial measures; see pages 5, 10, 11 and 12 for explanations and reconciliations, including after-tax amounts.

Quarterly Results of Operations

Ag Services & Oilseeds results were strong, but slightly lower than the second quarter of 2022.

•Ag Services results were in-line with the strong second quarter of 2022. South American origination results were higher year-over-year, as the team delivered record volumes and higher margins on strong export demand, leveraging our strategic investments in port capacity to capitalize on the record Brazilian soybean crop. Results for North America origination were slightly lower year-over-year, driven by lower export volumes due to large South America supplies. Our execution in Destination Marketing as well as effective risk management continued to deliver strong Global Trade results, though, lower than last year’s record quarter.

•Crushing results were much lower than the record result from the second quarter last year. Global soy crush margins remained strong, but were lower year over year in all regions due to softer demand for both meal and oil, and a tight US soybean carryout. This was partially offset by strong softseed margins and higher volumes, supported by a strong Canadian canola crop and use of our flex capacity in EMEA. Additionally, there were approximately $195 million of negative mark-to-market timing effects in the current quarter that are expected to reverse as contracts execute in future periods.

•Refined Products and Other results were significantly higher than the prior-year period, achieving a record second quarter. North America results were higher, driven by strong food oil demand and improved biodiesel volumes. In EMEA, strong export demand for biodiesel and domestic food oil demand supported stronger margins. Additionally, there were approximately $90 million of positive mark-to-market timing effects in the current quarter that are expected to reverse as contracts execute in future periods.

•Equity earnings from Wilmar were lower versus the second quarter of 2022.

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Carbohydrate Solutions delivered strong results in Q2, but lower than the record second quarter of last year.

•The Starches and Sweeteners subsegment, including ethanol production from our wet mills, capitalized on a solid demand environment during the quarter. North America starches and sweeteners delivered volumes and margins similar to the prior year and ethanol margins were solid as industry stocks moderated, though lower relative to prior year. Q2 results were negatively impacted due to unplanned downtime at one of our corn germ plants. In EMEA, the team effectively managed margins to deliver improved results. The global wheat milling business posted higher margins, supported by steady customer demand.

•Vantage Corn Processors results were lower due to lower year-over-year ethanol margins. The prior year period also included a one-time $50 million benefit from the USDA Biofuel Producer Recovery Program.

Nutrition results were significantly lower year-over-year versus the record prior-year quarter.

•Human Nutrition results were in-line with the second quarter of 2022, as the team effectively managed a challenging demand environment. Flavors results were significantly higher than the prior year due to improved mix and pricing in EMEA and improving demand in North America. Specialty Ingredients results were lower year over year due to softer demand for plant-based proteins, particularly in the meat alternatives category in North America and Europe, partially offset by strong performance in texturants. Health & Wellness results were similar versus the prior year as lower demand for fibers offset lower SG&A costs.

•Animal Nutrition results were much lower compared to the same quarter last year due to significantly lower contribution from amino acids, pockets of softer global feed demand affecting volumes, and continued demand fulfillment challenges and inventory losses in Pet Solutions.

Other Business results were significantly higher than the prior-year quarter due to improved ADM Investor Services earnings on higher net interest income. Captive insurance results improved on premiums from new programs partially offset by increased claim settlements.

Other Items of Note
As additional information to help clarify underlying business performance, the table on page 10 includes reported earnings and EPS as well as adjusted earnings and EPS.

Segment operating profit of $1.5 billion for the quarter includes charges of $114 million ($0.16 per share) related to impairments, restructuring, and a contingent loss provision related to import duties, and gains of $11 million ($0.02 per share) related to the sale of certain assets.
In Corporate results, net interest expense for the quarter increased year-over-year primarily on higher short-term interest rates. Unallocated corporate costs were similar versus the prior year as lower health insurance costs were offset by increased global technology spend. Other Corporate was unfavorable versus the prior year primarily due to foreign currency hedges.

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Note: Additional Facts and Explanations
Additional facts and explanations about results and industry environment can be found at the end of the ADM Q2 Earnings Presentation at www.adm.com/webcast.

Conference Call Information
ADM will host a webcast on July 25, 2023, at 8 a.m. Central Time to discuss financial results and provide a company update. To listen to the webcast, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

Forward-Looking Statements
Some of our comments and materials in this presentation constitute forward-looking statements that reflect management’s current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. These statements and materials are based on many assumptions and factors that are subject to risk and uncertainties. ADM has provided additional information in its reports on file with the SEC concerning assumptions and factors that could cause actual results to differ materially from those in this presentation, and you should carefully review the assumptions and factors in our SEC reports. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements as a result of new information or future events.

About ADM
ADM unlocks the power of nature to enrich the quality of life. We’re a premier global human and animal nutrition company, delivering solutions today with an eye to the future. We’re blazing new trails in health and well-being as our scientists develop groundbreaking products to support healthier living. We’re a cutting-edge innovator leading the way to a new future of plant-based consumer and industrial solutions to replace petroleum-based products. We’re an unmatched agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. And we’re a leader in sustainability, scaling across entire value chains to help decarbonize our industry and safeguard our planet. From the seed of the idea to the outcome of the solution, we give customers an edge in solving the nutritional and sustainability challenges of today and tomorrow. Learn more at www.adm.com.

Media Relations	Investor Relations
Jackie Anderson	Megan Britt
312-634-8484	872-257-8378

Financial Tables Follow

Source: Corporate Release
Source: ADM
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Segment Operating Profit, Adjusted Segment Operating Profit (a non-GAAP financial measure)
and Corporate Results
(unaudited)

	Quarter ended			Six months ended
	June 30			June 30
(In millions)	2023	2022	Change	2023	2022	Change

Segment Operating Profit	$1,525	$1,840	$(315)	$3,244	$3,379	$(135)
Specified items:
Gains on sales of assets	(11)	—	(11)	(12)	(1)	(11)
Impairment and restructuring charges and contingency provisions	114	9	105	121	27	94
Adjusted Segment Operating Profit	$1,628	$1,849	$(221)	$3,353	$3,405	$(52)

Ag Services and Oilseeds	$1,054	$1,119	$(65)	$2,264	$2,127	$137
Ag Services	380	407	(27)	728	665	63
Crushing	224	468	(244)	650	896	(246)
Refined Products and Other	362	130	232	689	328	361
Wilmar	88	114	(26)	197	238	(41)

Carbohydrate Solutions	$303	$473	$(170)	$576	$790	$(214)
Starches and Sweeteners	285	393	(108)	592	709	(117)
Vantage Corn Processors	18	80	(62)	(16)	81	(97)

Nutrition	$185	$239	$(54)	$330	$428	$(98)
Human Nutrition	184	183	1	322	324	(2)
Animal Nutrition	1	56	(55)	8	104	(96)

Other Business	$86	$18	$68	$183	$60	$123

Segment Operating Profit	$1,525	$1,840	$(315)	$3,244	$3,379	$(135)

Corporate Results	$(393)	$(321)	$(72)	$(715)	$(589)	$(126)

Interest expense - net	(125)	(87)	(38)	(228)	(163)	(65)
Unallocated corporate costs	(262)	(267)	5	(510)	(476)	(34)
Other	(1)	13	(14)	23	49	(26)
Specified items:
Expenses related to acquisitions	(3)	—	(3)	(3)	(2)	(1)
Gain (loss) on debt conversion option	1	19	(18)	6	4	2
Loss on sale of assets	—	—	—	—	(3)	3
Restructuring (charges) adjustment	(3)	1	(4)	(3)	2	(5)
Earnings Before Income Taxes	$1,132	$1,519	$(387)	$2,529	$2,790	$(261)

Segment operating profit is ADM’s consolidated income from operations before income tax excluding corporate items. Adjusted segment operating profit, a non-GAAP financial measure, is segment operating profit excluding specified items. Management believes that segment operating profit and adjusted segment operating profit are useful measures of ADM’s performance because they provide investors information about ADM’s business unit performance excluding corporate overhead costs as well as specified items. Segment operating profit and adjusted segment operating profit are not measures of consolidated operating results under U.S. GAAP and should not be considered alternatives to income before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under U.S. GAAP.
                                                            5

Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Six months ended
	June 30		June 30
	2023	2022	2023	2022
	(in millions, except per share amounts)

Revenues	$25,190	$27,284	$49,262	$50,934
Cost of products sold (1)	23,307	25,184	45,299	46,937
Gross profit	1,883	2,100	3,963	3,997
Selling, general, and administrative expenses (2)	841	814	1,722	1,643
Asset impairment, exit, and restructuring costs (3)	60	1	67	2
Equity in (earnings) losses of unconsolidated affiliates	(151)	(192)	(325)	(396)
Interest and investment income	(142)	(32)	(276)	(91)
Interest expense (4)	180	73	327	165
Other (income) expense - net (5)	(37)	(83)	(81)	(116)
Earnings before income taxes	1,132	1,519	2,529	2,790
Income tax expense (benefit) (6)	204	279	429	486
Net earnings including noncontrolling interests	928	1,240	2,100	2,304

Less: Net earnings (losses) attributable to noncontrolling interests	1	4	3	14
Net earnings attributable to ADM	$927	$1,236	$2,097	$2,290

Diluted earnings per common share	$1.70	$2.18	$3.82	$4.03

Average diluted shares outstanding	546	568	549	568

(1) Includes a net reversal of charges related to inventory writedowns of $5 million and a contingency loss provision of $62 million related to import duties in the current quarter and YTD. Includes charges related to inventory writedowns of $14 million and $25 million in the prior-year quarter and YTD, respectively, partially offset by an insurance settlement of $2 million in the prior-year YTD.

(2) Includes acquisition-related expenses of $3 million in the current quarter and YTD. Includes a $7 million reversal of a charge related to receivable impairment in the prior-year quarter.

(3) Includes charges related to the impairment of certain assets and restructuring of $60 million and $67 million in the current quarter and YTD, respectively, and $1 million and $2 million in the prior-year quarter and YTD, respectively.
(4) Includes (gains) losses related to the mark-to-market adjustment of the conversion option of the exchangeable bond issued in August 2020 of $(1) million and $(6) million in the current quarter and YTD, respectively, and ($19) million and ($4) million in the prior-year quarter and YTD, respectively.

(5) Includes net (gains) losses related to the sale of certain assets of $(11) million and $(12) million in the current quarter and YTD, respectively, and $2 million in the prior-year YTD.

(6) Includes the tax benefit impact of the above specified items and tax discrete items totaling $1 million and $21 million in the current quarter and YTD, respectively, and $3 million and $11 million in the prior-year quarter and YTD, respectively.

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Summary of Financial Condition
(unaudited)

	June 30, 2023	June 30, 2022
	(in millions)
Net Investment In
Cash and cash equivalents	$1,426	$906
Operating working capital	10,898	14,537
Property, plant, and equipment	10,127	9,680
Investments in affiliates	5,665	5,464
Goodwill and other intangibles	6,542	6,547
Other non-current assets	2,479	2,490
	$37,137	$39,624
Financed By
Short-term debt	$125	$2,352
Long-term debt, including current maturities	8,545	9,166
Deferred liabilities	3,188	3,419
Temporary equity	304	261
Shareholders’ equity	24,975	24,426
	$37,137	$39,624

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Summary of Cash Flows
(unaudited)

	Six months ended
	June 30
	2023	2022
	(in millions)
Operating Activities
Net earnings	$2,100	$2,304
Depreciation and amortization	521	514
Asset impairment charges	46	4
(Gains) losses on sales/revaluation of assets	(32)	(42)
Other - net	(145)	438
Other changes in operating assets and liabilities	(1,591)	(3,893)
Total Operating Activities	899	(675)

Investing Activities
Purchases of property, plant and equipment	(614)	(500)
Proceeds from sale of business/assets	17	12
Investments in affiliates	(6)	(58)
Other investing activities	(8)	(101)
Total Investing Activities	(611)	(647)

Financing Activities
Long-term debt borrowings	500	751
Long-term debt payments	(662)	—
Net borrowings (payments) under lines of credit	(371)	1,414
Share repurchases	(1,001)	(200)
Cash dividends	(494)	(453)
Other	(103)	(21)
Total Financing Activities	(2,131)	1,491
Effect of exchange rate on cash, cash equivalents, restricted cash, and restricted cash equivalents	(3)	—
Increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	(1,846)	169
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	7,033	7,454
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$5,187	$7,623

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Segment Operating Analysis
(unaudited)

	Quarter ended		Six months ended
	June 30		June 30
	2023	2022	2023	2022
	(in ‘000s metric tons)
Processed volumes (by commodity)
Oilseeds	8,783	8,208	17,410	16,699
Corn	4,448	4,776	8,842	9,588
Total processed volumes	13,231	12,984	26,252	26,287

	Quarter ended		Six months ended
	June 30		June 30
	2023	2022	2023	2022
	(in millions)
Revenues
Ag Services and Oilseeds	$19,844	$21,429	$38,423	$39,682
Carbohydrate Solutions	3,381	3,751	6,918	7,117
Nutrition	1,853	2,003	3,706	3,927
Other Business	112	101	215	208
Total revenues	$25,190	$27,284	$49,262	$50,934

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Adjusted Earnings Per Share
A non-GAAP financial measure
(unaudited)

	Quarter ended June 30				Six months ended June 30
	2023		2022		2023		2022
	In millions	Per share	In millions	Per share	In millions	Per share	In millions	Per share
Net earnings and fully diluted EPS	$927	$1.70	$1,236	$2.18	$2,097	$3.82	$2,290	$4.03
Adjustments:
Loss (gain) on sales of assets and businesses (a)	(8)	(0.02)	—	—	(9)	(0.02)	2	—
Impairment and restructuring charges and contingency provisions (b)	93	0.17	6	0.01	98	0.18	20	0.04
Expenses related to acquisitions (c)	2	—	—	—	2	—	1	—
Loss (gain) on debt conversion option (d)	(1)	—	(19)	(0.04)	(6)	(0.01)	(4)	(0.01)
Tax adjustment (e)	21	0.04	(1)	—	3	0.01	(5)	(0.01)
Sub-total adjustments	107	0.19	(14)	(0.03)	88	0.16	14	0.02
Adjusted net earnings and adjusted EPS	$1,034	$1.89	$1,222	$2.15	$2,185	$3.98	$2,304	$4.05

(a)Current quarter and YTD gain of $11 million and $12 million pretax ($8 million and $9 million after tax), respectively, was related to the sale of certain assets, tax effected using the applicable tax rate. Prior-year YTD loss of $2 million pretax ($2 million after tax) was related to the sale of certain assets, tax effected using the Company’s U.S. income tax rate.
(b)Current quarter and YTD charges of $117 million and $124 million pretax ($93 million and $98 million after tax), respectively, were related to the impairment of certain assets, restructuring, and a contingency loss provision related to import duties, tax effected using the applicable tax rates. Prior-year quarter and YTD charges of $8 million and $25 million pretax ($6 million and $20 million after tax), respectively, were related to the impairment of certain assets, partially offset by a restructuring adjustment, tax effected using the applicable tax rates. Prior-year YTD charges were also partially offset by an insurance settlement, tax effected using the applicable tax rate.
(c)Current quarter and YTD expenses of $3 million ($2 million after tax) were related to certain acquisitions, tax effected using the Company’s U.S. income tax rate. Prior-year YTD expenses of $2 million pretax ($1 million after tax) were related to the Deerland and Sojaprotein acquisitions, tax effected using the applicable tax rates.
(d)Current quarter and YTD gain on debt conversion option of $1 million and $6 million pretax ($1 million and $6 million after tax), respectively, and prior-year quarter and YTD gain on debt conversion of $19 million and $4 million pretax ($19 million and $4 million after tax), respectively, was related to the mark-to-market adjustment of the conversion option of the exchangeable bonds issued in August 2020, tax effected using the applicable tax rate.
(e)Tax expense (benefit) adjustment due to certain discrete items totaling $21 million and $3 million in the current quarter and YTD, respectively, and ($1) million and ($5) million in the prior-year quarter and YTD, respectively.

Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described above. Adjusted EPS reflects ADM’s fully diluted EPS after removal of the effect on EPS as reported of specified items as more fully described above. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.
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Adjusted Return on Invested Capital
A non-GAAP financial measure
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Sep. 30, 2022	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Jun. 30, 2023

Net earnings attributable to ADM	$1,031	$1,019	$1,170	$927	$4,147
Adjustments:
Interest expense	97	134	100	124	455
Other adjustments	27	62	(12)	130	207
Total adjustments	124	196	88	254	662
Tax on adjustments	(25)	(47)	(26)	(52)	(150)
Net adjustments	99	149	62	202	512
Total Adjusted ROIC Earnings	$1,130	$1,168	$1,232	$1,129	$4,659

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Sep. 30, 2022	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Quarter Average

Equity (1)	$23,997	$24,284	$24,860	$24,939	$24,520
+ Interest-bearing liabilities (2)	8,747	9,187	10,512	8,675	9,280
Other adjustments	25	47	(14)	108	42
Total Adjusted Invested Capital	$32,769	$33,518	$35,358	$33,722	$33,842

Adjusted Return on Invested Capital					13.8%

(1) Excludes noncontrolling interests
(2) Includes short-term debt, current maturities of long-term debt, finance lease obligations, and long-term debt

Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings, and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding noncontrolling interests) and interest-bearing liabilities adjusted for the after-tax effect of specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.
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Adjusted Earnings Before Taxes, Interest, and Depreciation and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

The tables below provide a reconciliation of earnings before income taxes to adjusted EBITDA and adjusted EBITDA by segment for the trailing four quarters ended June 30, 2023.

					Four Quarters
	Quarter Ended				Ended
	Sep. 30, 2022	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Jun. 30, 2023
			(in millions)
Earnings before income taxes	$1,230	$1,213	$1,397	$1,132	$4,972
Interest expense	97	134	100	124	455
Depreciation and amortization	260	254	259	262	1,035
Losses (gains) on sales of assets and businesses	(29)	(17)	(1)	(11)	(58)
Impairment and restructuring charges and contingency provisions	49	74	7	117	247
Railroad maintenance expense	32	26	—	2	60
Expenses related to acquisitions	—	—	—	3	3
Adjusted EBITDA	$1,639	$1,684	$1,762	$1,629	$6,714

					Four Quarters
	Quarter Ended				Ended
	Sep. 30, 2022	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Jun. 30, 2023
			(in millions)
Ag Services and Oilseeds	$1,166	$1,271	$1,300	$1,143	$4,880
Carbohydrate Solutions	391	338	352	381	1,462
Nutrition	242	196	210	253	901
Other Business	35	124	97	84	340
Corporate	(195)	(245)	(197)	(232)	(869)
Adjusted EBITDA	$1,639	$1,684	$1,762	$1,629	$6,714

Adjusted EBITDA is defined as earnings before taxes, interest on borrowings, and depreciation and amortization, adjusted for specified items. The Company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of interest expense on borrowings and depreciation and amortization to earnings before income taxes. Management believes that adjusted EBITDA is a useful measure of the Company’s performance because it provides investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. Adjusted EBITDA is a non-GAAP financial measure and is not intended to replace or be an alternative to earnings before income taxes, the most directly comparable GAAP financial measure.

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